Exhibit 10.4(f)

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made by and between Dwight Barns residing at 3 Stonybrook Road Westport CT, 06880 (the “Participant”) and Nielsen Holdings plc, a company incorporated under the laws of England and Wales, having its registered office in the United Kingdom (the “Company” and together with its subsidiaries and affiliates, the “Company Group”).

WITNESSETH:

WHEREAS, the Participant has been employed by the Company Group since the date specified in the Appendix A; and

WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain separation benefits to the Participant pursuant to the terms of the Nielsen Holdings plc Severance Policy for Section 16 Officers and United States-Based Senior Executives (the “Policy”);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1.The Participant’s employment with the Company Group, and the Participant’s membership on any committees, is terminated as of the “Date of Termination” specified in the Appendix A.

2.Effective on such date, the Participant will incur a “Qualifying Termination” under the Policy, a summary plan description of which the Participant hereby acknowledges receipt, and will, accordingly, be entitled to the benefits set forth therein subject to the terms and conditions of such Policy and this Agreement, subject to Participant’s execution on or after the Date of Termination and non-revocation during the applicable revocation period (or in the event of Participant’s death or disability, execution and non-revocation by the estate or representative of Participant) of a release of claims in favor of the Company in a form substantially identical to paragraphs 12 through 17 of this Agreement (the “Final Release”).  A summary of the benefits to which the Participant is entitled under the Policy is set forth in the Appendix A and Appendix B.

3.Through the “Severance Period” specified in the Appendix A, the Participant will be reasonably available to consult on matters and will cooperate to a reasonable extent with respect to any claims, litigations or investigations, relating to the Company Group.  No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to the Participant unless authorized in advance by the Company.

4.All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company Group shall remain the sole property of the Company Group and shall not be removed from the premises of the Company Group.  The Participant further agrees to return to the Company Group any property of the Company Group that the Participant may have, no matter where located, and not to keep any copies or portions thereof.

Executive Standard

5.The Participant shall not make any derogatory statements about the Company Group and shall not make any written or oral statement, news release or other announcement relating to the Participant’s employment by the Company Group or relating to the Company Group, its subsidiaries, customers or personnel, which is designed to embarrass or criticize any of the foregoing.    The Company will instruct the members of the Board of Directors of the Company and the members of the Executive Committee of the Company (each as comprised as of the date of this Agreement) not to make any derogatory statements about Participant and not to make any written or oral statement, news release or other announcement relating to the Participant’s employment with the Company, which is designed to embarrass or criticize the Participant.  Nothing in this Agreement shall be construed to limit, impede or impair the right of the Participant to engage in Protected Activity (as defined below) or to impede or impair the rights of the members of the Board of Directors of the Company or the members of the Executive Committee of the Company from making truthful statements or complying with applicable law.

6.In consideration of the Company entering into this Agreement with the Participant and subject to the consequences set forth in Paragraph 9 below, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company Group, disclose any Confidential Information (as defined below) except (A) when required to perform his or her duties to the Company Group, (B) as required by law or judicial process, or (C) in connection with any Protected Activity by the Participant; or (ii) at any time during the Participant’s employment with the Company Group and for the duration of the Severance Period (A) associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner or otherwise) or render services to any business that competes with the business of the Company Group, in any geographic or market area where the Company Group conducts business or provides products or services (or which the Participant has knowledge, at the time in question, that the Company Group has plans to commence engaging in within twelve (12) months); provided, however, that nothing herein shall be deemed to prohibit the Participant’s ownership of not more than 2% of the publicly-traded securities of any competing business, (B) induce, influence, encourage or solicit in any manner any client, prospective client with which the Participant had interactions in connection with his/her employment in the 18 months prior to termination of the Participant’s employment with the Company Group, vendor or supplier of the Company Group, to cease or reduce doing business with the Company Group or to do business with any business in competition with the business of the Company Group, or (C) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by the Company Group at any time during the 6 months immediately preceding the termination of the Participant’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with the Company Group or (D) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by the Company Group at any time during the 6 months immediately preceding the termination of the Participant’s employment.  The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Participant and the Company Group or any subsidiary or affiliate thereof are parties.  For purposes of this agreement, the “business of the Company Group” means consumer purchasing measurement and analytics, media audience measurement and analytics, and any other line of business in which the Company Group is engaged at the time of the termination of the Participant’s employment (or which the Participant has knowledge, at the time in question, that the Company Group has plans to commence engaging in within twelve (12) months). If the Participant is primarily providing services in California at the time the Participant’s employment with the Company Group terminates, then sub-clauses (A), (B) and (D) of clause (ii) of this Paragraph 6 shall not apply following such termination.

7.If the Participant performs services for an entity other than the Company Group at any time prior to the end of the Severance Period (whether or not such entity is in competition with the Company Group), the Participant shall notify the Company on or prior to the commencement thereof.  To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

Executive Standard

8.“Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by the Company in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development.  Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by the Participant, employees or third parties.

9.If at any time a court holds that the restrictions stated in Paragraph 6 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Paragraph 6 shall be given full effect without regard to the invalid portion.  Because the Participant’s services are unique and because the Participant has had and will continue to have access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a material breach or threatened breach of Paragraph 3, 5, 6, 7, 12 or 13 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security) or (ii) solely, in the event of an actual breach, the Company may cease all payments or other benefits required to be made to the Participant under this Agreement and/or the Policy; provided, however, that prior to ceasing payments or other benefits, the Company shall provide Participant with written notice of such breach and, to the extent curable, an opportunity of five business days to cure such breach.  Notwithstanding any remedy sought by the Company under this Paragraph, the release provisions of Paragraphs 12, 13 and 14 shall remain in full force and effect.

10.The Participant acknowledges that the restrictions in Paragraph 6 above are not greater than required to protect the Company Group’s legitimate business interests, including without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity.  The Participant further acknowledges that, viewed separately or together, the restrictions in Paragraph 6 above do not unfairly or unreasonably restrict the Participant’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Participant.  In addition to the restrictive covenants set forth in this Agreement, the Participant acknowledges that he shall remain bound by (a) the restrictive covenants set forth in any equity award agreement between the Company and the Participant (“Participant Award Agreements”), the form of which restrictive covenants is attached hereto as Appendix C, and (b) the applicable provisions of the Participant Award Agreements describing the consequences of breaching any such restrictive covenants.  The Company agrees that, other than as set forth in this Agreement or in the Participant Award Agreements, there are no binding arrangements between the Company and the Participant regarding non-competition, client solicitation or employee solicitation.

Executive Standard

11.Protected Activity.  Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product, or the Company Group’s trade secrets, without the Company’s prior written consent.  The Participant does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure, or activity described in this Paragraph.

12.To the fullest extent permitted by law, the Participant, for the Participant, the Participant’s family, heirs, representatives, successors and assigns releases and forever discharges the Company Group and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, whether brought by or on behalf of the Participant, which the Participant had, now has or may have against the Company Group, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan, from the beginning of the Participant’s employment to and including the date of this Agreement relating to or arising out of the Participant’s employment with the Company Group or the termination of such employment other than (i) a claim with respect to a vested right the Participant may have to receive benefits under any plan maintained by the Company Group, (ii) any claim that cannot be waived as a matter of law or public policy of the state whose law governs the claim, (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under any agreement between the Participant and any member of the Company Group or any organizational document of any member of the Company Group, or pursuant to any director’s and officer’s liability insurance policy, or (iv) any right of the Participant in his or her capacity as an equityholder of the Company’s securities.

13.To the fullest extent permitted by law, the Participant covenants that neither the Participant, nor any of the Participant’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company Group plan any action or other proceeding (other than those charges, claims or complaints with those administrative agencies which as a matter of law the Participant may not be prohibited from filing) based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, although the Company’s acknowledgement of this exception does not limit the scope of the waiver and release stated in Paragraph 12 above.  The Participant further agrees not to seek to challenge the validity of this Agreement, except that this covenant not to sue set forth in this Paragraph 13 does not affect the Participant’s future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction or to challenge the validity of this release under the Age Discrimination in Employment Act of 1967, as amended.

Executive Standard

14.The Participant acknowledges that:

i.The Participant is hereby advised to consult with an attorney at the Participant’s own expense before executing this Agreement and that the Participant has been advised by an attorney or has knowingly waived the Participant’s right to do so,

ii.The Participant has had a period of at least twenty-one (21) days within which to consider this Agreement,

iii.The Participant has a period of seven (7) days from the date that the Participant signs this Agreement within which to revoke it by written notice to the Company’s Human Resources Department, and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period,

iv.The Participant fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement,

v.The Participant is receiving greater consideration hereunder than the Participant would receive had the Participant not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof, and

vi.The waiver or release by the Participant of rights or claims the Participant may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act (all as amended) and/or any other local, state or federal law, order or regulation dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement, subject to the exception in Paragraph 13 above,  to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases the Participant has granted hereunder.  The Participant understands and agrees that the Company’s payment or offer of money and other benefits to the Participant and the Participant’s signing of this Agreement does not in any way indicate that the Participant has any viable claims against the Company Group or that the Company Group admits any liability whatsoever.

15.No member of the Board of Directors of the Company has advised the Chief Legal Officer of the Company that such member has any actual knowledge of any legal claims that the Company has against Participant as of the date of this Agreement; exclusive of any pending lawsuits that name the Company, members of the Board of Directors of the Company and Participant as defendants.

16.This Agreement and the Final Release constitute the entire agreement of the parties as to the Participant’s termination and severance benefits, and all prior negotiations or representations are merged herein.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by the Participant without the Company’s written consent.  In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between the Participant and the Company, which prior agreements are hereby terminated other than any restrictive covenant agreements or other agreements by which the Participant has agreed to comply with any restrictive covenants.

Executive Standard

17.If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, except as otherwise required to carry out the intent of the parties hereunder, and only as required to bring this Agreement into compliance with the law.

18.This Agreement shall be construed in accordance with the laws of the State of New York except to the extent superseded by applicable federal law.

19.In the event of Participant’s termination of employment with the Company by the Company for Cause or by Participant without Good Reason prior to the Date of Termination, this Agreement shall be null and void and Participant’s rights upon such termination of employment shall be governed by any plans and agreements applicable to Participant; provided, however, that, prior to terminating Participant’s employment for Cause, the Company shall provide Participant with written notice of the conduct or event constituting Cause and an opportunity of five business days to cure the conduct or event constituting Cause and the consequences thereof, to the extent curable.  In the event of Participant’s termination of employment with the Company for any other reason prior to the Date of Termination, this Agreement shall remain in full force and effect (except that “Date of Termination” shall refer to the date on which Participant actually terminates employment with the Company) and Participant and the Company shall be entitled to exercise their respective rights, and shall be bound by their respective obligations, under this Agreement.

Executive Standard

IN WITNESS WHEREOF, the Participant and the Company, by its duly authorized agent, have hereunder executed this Agreement.

Dated:  October 17, 2018

/s/ Dwight Barns
Dwight Barns

NIELSEN HOLDINGS PLC

/s/ James A. Attwood, Jr.
By: James A. Attwood, Jr.
Title: Executive Chairman

Executive Standard

Appendix A

Summary of Severance Benefit Entitlements Under The Nielsen Holdings plc

Severance Policy for Section 16 Officers and United States-Based Senior Executives

Participant’s Group:	CEO

Termination Date:	12/31/2018

Severance Period:	1/1/2019 – 12/31/2020 (104 weeks)

Severance Payment:	An amount equal to $54,230.77 per week for 104 weeks payable in accordance with the Company’s usual payroll practices (payments every other week)

Group Health Benefit Continuation
through the Severance Period:

You will be able to continue participation for you and your eligible family in the benefit plans outlined below at the same rate that similarly situated active employees contribute to the plan.  These contributions will be withheld from your normal paychecks in accordance with the Company’s usual payroll practices.

1. Nielsen Health Savings Plan
2. CIGNA Dental PPO

All family members may stay enrolled throughout the severance period, which runs concurrently with COBRA, subject to overall eligibility under the plan.  If a dependent becomes ineligible during the severance period, they will be eligible to enroll in COBRA for the duration of their COBRA eligibility.

2018 Annual Bonus Payment:

The Board will make a payout decision based on the approved plan funding percentage and its assessment of Mr. Barns’ individual performance.  Any payout will be paid at the time such bonus would have been paid if not for the employment termination.

Outplacement:	For 1 year, at the Executive level ($100,000 maximum), as delivered by the Company’s designated provider.

The description of benefits contained in this Appendix A is only a summary and is subject to the terms and conditions of the Policy.  Refer to your summary plan description for more detail.

Executive Standard

Appendix B

Treatment of Nielsen Equity Grants

2016 Long Term Performance Plan

The grant will continue to vest on the normally scheduled vesting date.  Payouts will be determined at the end of the performance period subject to the final plan performance assessment approved by the Board of Directors and will be paid on the normally scheduled vesting date.

2017 Long Term Performance Plan

The grant will continue to vest on the normally scheduled vesting date.  Payouts will be determined at the end of the performance period subject to the final plan performance assessment approved by the Board of Directors and will be paid on the normally scheduled vesting date.

2018 Long Term Performance Plan

A pro-rata portion equal to 2/3 of the granted performance RSUs will continue to vest on the normally scheduled vesting date.  Payouts will be determined at the end of the performance period subject to the final plan performance assessment approved by the Board of Directors and will be paid on the normally scheduled vesting date.  The remaining portion equal to 1/3 of the granted performance RSUs will be forfeited on December 31, 2018.

Stock Options

All outstanding and unvested stock options will continue to vest on their normal schedules.  All current and future vested stock options will expire on their normally scheduled expiration date (7 years from the date of grant).

Restricted Stock Units

All restricted stock units outstanding and unvested on the Termination Date will vest on January 1, 2019.  You will be required to hold the Company shares underlying the restricted stock units, net of any shares required to satisfy applicable tax withholdings, for the 24 months following the employment termination date and these underlying shares are required to be held and housed at Fidelity during this 24 month period.

The description of benefits contained in this Appendix B is only a summary and is subject to the terms and conditions of the Policy.  Refer to your summary plan description for more detail.

Executive Standard

Appendix C

Confidential Information; Non-Compete; Non-Solicitation

1.In consideration of the Company entering into this Agreement with the Participant, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company or any of its subsidiaries, parents or affiliates (collectively, “Nielsen”), disclose any Confidential Information (as defined below) except (A) when required to perform his or her duties to Nielsen; (B) as required by law or judicial process; or (C) in connection with any Protected Activity (as defined below) by the Participant; or (ii) at any time during the Participant’s employment with Nielsen and for a period of 12 months thereafter or, if the Participant’s employment with Nielsen is terminated under circumstances that entitle the Participant to receive severance under any severance plan, policy or agreement with Nielsen applicable to the Participant at the time of such termination, for the duration of the applicable severance period under such plan, policy or agreement if such severance period is longer than 12 months (with, for the avoidance of doubt, the severance period for any lump sum severance payment being equal to the number of months of base salary being paid in such lump sum (for example, 1.5x base salary equates to a severance period of 18 months)) (A) associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner or otherwise) or render services to any business that competes with the business of Nielsen, in any geographic or market area where Nielsen conducts business or provides products or services (or which the Participant has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months); provided, however, that nothing herein shall be deemed to prohibit the Participant’s ownership of not more than 2% of the publicly-traded securities of any competing business; (B) induce, influence, encourage or solicit in any manner any (x) client or prospective client with which the Participant had interactions in connection with his/her employment in the 18 months prior to termination of the Participant’s employment with Nielsen, or (y) vendor or supplier of Nielsen, to cease or reduce doing business with Nielsen or to do business with any business in competition with the business of Nielsen; (C) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Participant’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with Nielsen; or (D) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Participant’s employment. The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Participant and the Company or any subsidiary or affiliate thereof are parties. For purposes of this agreement, the “business of Nielsen” means consumer purchasing measurement and analytics, media audience measurement and analytics, and any other line of business in which Nielsen is engaged at the time of the termination of the Participant’s employment (or which the Participant has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months). If the Participant is primarily providing services in California at the time the Participant’s employment with Nielsen terminates, then sub-clauses (A), (B) and (D) of clause (ii) of this Section 1 shall not apply following such termination.

2.“Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by Nielsen in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development. Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by the Participant, employees or third parties.

3.If the Participant performs services for an entity other than Nielsen at any time prior to the end of the 12-month post-termination period or, if longer, the applicable severance period (whether or not such entity is in competition with Nielsen), the Participant shall notify the Company on or prior to the commencement thereof. To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

Executive Standard

4.If at any time a court holds that the restrictions stated in Section 1 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Section 1 shall be given full effect without regard to the invalid portion. Because the Participant’s services are unique and because the Participant has had and will continue to have access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Nielsen or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security); and (ii) may require the Participant (A) to forfeit any vested or unvested portion of the Grant and to return all Shares previously issued to the Participant under the Grant (“Grant Shares”); and (B) to pay to Nielsen the full value of any consideration received for the Grant Shares that were previously sold by the Participant or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of the Grant Shares).

5.The Participant acknowledges that the restrictions in Section 1 above are not greater than required to protect Nielsen’s legitimate business interests, including without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity. The Participant further acknowledges that, viewed separately or together, the restrictions in Section 1 above do not unfairly or unreasonably restrict the Participant’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Participant.

6.Protected Activity. Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by Nielsen’s attorney9 client privilege or attorney work product, or Nielsen’s trade secrets, without Nielsen’s prior written consent. The Participant does not need the prior authorization of (or to give notice to) Nielsen regarding any communication, disclosure, or activity described in this paragraph.

11

Executive Standard